Exhibit 99.5

Risk Factors

An investment in the Guarantees involves risks.  Before deciding whether to invest in the Guarantees, you should consider the risks discussed below and elsewhere in this prospectus supplement and in the accompanying prospectus, including those set forth under the heading “Forward-looking statements” on page 1 of the accompanying prospectus and elsewhere in the consent solicitation statement delivered with this prospectus supplement.  You should also consider the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 that is incorporated by reference in this prospectus supplement and the accompanying prospectus.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations.

Risks related to the Guarantees

The Guarantor will not be subject to the covenants contained in the Indenture, and consequently the Guarantor could take actions that are adverse to the holders of Notes without their consent.

The Guarantor will not be subject to the covenants contained in the Indenture that restrict certain activities of Stewart and its subsidiaries.  Consequently, the Guarantor will be permitted to take actions, such as incurring debt, that are adverse to the interests of the holders of the Notes, in each case without the Note holders’ consent.

Federal and state statutes allow courts, under specific circumstances, to cancel the Guarantees and require holders of Notes to return payments received from SCI.

Creditors of SCI could challenge the issuance of the Guarantees as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the Guarantees could be found to be a fraudulent transfer and declared void if a court determined that the Guarantor, at the time that it incurred the indebtedness evidenced by the Guarantees, (1) delivered the Guarantees with the intent to hinder, delay or defraud existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of Guarantees, and any of the following three conditions apply:

•	the Guarantor was insolvent or rendered insolvent by reason of delivering the Guarantees;

•	the Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the Guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

In addition, any payment by us pursuant to the Guarantees could be voided and required to be returned to us or to a fund for the benefit of our creditors. In any such case, the right of Note holders to receive payments in respect of the Notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

If a court declares the Guarantees to be void, or if the Guarantees must be limited or voided in accordance with its terms, any claim a Note holder may make against us for amounts payable on the Notes could, with respect to amounts claimed against us, be subordinated to our indebtedness, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•
the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We are a holding company; therefore, our ability to make payments on the Guarantees, is dependent on our subsidiaries and their ability to make distributions to us.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries.  As a result, our ability to make payments on the Guarantees is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise.  The Guarantees will be effectively subordinated to all of our subsidiaries’ indebtedness, including the subsidiary guarantees of our credit facility.  In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes.  Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

The implementation of the Proposed Waiver and Amendment to the Indenture and the provision of the Guarantees could constitute a taxable event for the holders of the Notes.

Stewart intends to take the position that the Proposed Waiver and Amendment and the provision of the Guarantees should not constitute a taxable event for holders under the Internal Revenue Code of 1986, as amended. However, these actions could be treated as significant modifications of the Notes resulting in a “deemed” exchange, which might not be treated as a recapitalization for U.S. federal income tax purposes. If the implementation of the Proposed Waiver and Amendment and the provision of the Guarantees were treated in this manner, a holder would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the Notes deemed to be exchanged.

Risks related to the Acquisition

We may fail to realize the anticipated benefits of the Acquisition.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated cost savings from reduced back-office and infrastructure expenses, elimination of duplicative public company and management structure costs and improved purchasing power through greater scale. However, to realize the anticipated benefits of the Acquisition, we must successfully combine the businesses of SCI and Stewart in a manner that permits those cost savings to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the Acquisition may not be realized fully or at all or may take longer or cost more to realize than expected. SCI and Stewart have operated and, until the consummation of the Acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of valuable employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, practices, and policies that could adversely impact our operations.

The Acquisition may prove disruptive and could result in the combined business failing to meet our expectations.

The process of integrating the operations of Stewart may require a disproportionate amount of resources and management attention. Our future operations and cash flows will depend to a significant degree upon our ability to operate Stewart efficiently, achieve the strategic operating objectives for our business and realize significant cost savings and synergies. Our management team may encounter unforeseen difficulties in managing the integration. In order to successfully combine and operate our businesses, our management team will need to focus on realizing anticipated synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating the combined business could affect our revenues and ability to achieve operational, financial and strategic objectives.

Our historical and unaudited pro forma combined financial information may not be representative of our results as a combined company.

The historical financial information included in this prospectus supplement is constructed from the separate financial statements of SCI and Stewart for periods prior to the consummation of the Acquisition. The pro unaudited forma combined financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time.  Accordingly, the historical and unaudited pro forma combined financial information included in this prospectus  supplement may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses make evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

The Acquisition may result in unexpected consequences to our business and results of operations.

Although Stewart’s business will generally be subject to risks similar to those to which we are subject to in our existing operations, we may not have discovered all risks applicable to Stewart’s business during the due diligence process and such risks may not be discovered prior to closing.  Some of these risks could produce unexpected and unwanted consequences for us.  Undiscovered risks may result in us incurring financial liabilities, which could be material and have a negative impact on our business operations.

We will incur transaction, integration, and restructuring costs in connection with the Acquisition.

We have incurred and will continue to incur significant costs in connection with the Acquisition, including fees of our attorneys, accountants, and financial advisors. If the Acquisition is consummated, we expect to incur additional costs associated with transaction fees and other costs related to the Acquisition. We expect to incur approximately $30 million of integration and restructuring costs following the completion of the Acquisition as we integrate the businesses of Stewart with those of the Company, although we cannot assure you that these costs will not be substantially higher.  While we expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration, and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

We may fail to consummate the Merger with Stewart.

This offering of the Guarantees is conditioned upon the closing of the Merger. The closing of the Merger is subject to certain customary conditions, including the approval of Stewart’s stockholders and the receipt of antitrust regulatory approvals. We have limited control over these and other conditions to the closing of the Merger.  There can be no assurance that we and Stewart will obtain the necessary approvals and satisfy the conditions to consummate the Merger. If the Merger does not close, the Guarantees will not be issued and you will not be able to rely on the Guarantor to satisfy the obligations under the Notes.